TABLE OF CONTENTS

ANNUAL MEETING OF STOCKHOLDERS
RECORD DATE AND VOTING SECURITIES
THE BOARD OF DIRECTORS AND ITS COMMITTEES
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
RATIFICATION OF INDEPENDENT ACCOUNTANTS
SHARE INVESTMENT PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2003
OTHER BUSINESS

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

United Auto Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2002

To the Stockholders of United Auto Group, Inc.:

      We will hold the annual meeting of our stockholders at our offices located at One Harmon Plaza, Ninth Floor, Secaucus, NJ, 07094, on May 21, 2002, at 9:00 a.m., Eastern Daylight time, for the following purposes:

           (1) to elect six directors;

(2)	to ratify the selection of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2002; and

(3)	to transact such other business as may properly come before the meeting.

      Holders of record of our Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and our Voting Common Stock, par value $0.0001 per share (the “Common Stock”), at the close of business on March 26, 2002 (the “Record Date”) are entitled to vote at our Annual Meeting and any adjournment or adjournments of the Annual Meeting. We will make available for inspection a list of holders of our Common Stock and our Series A Preferred Stock as of the Record Date during business hours from May 1, 2002 through May 25, 2002 at One Harmon Plaza, 9th Floor, Secaucus, New Jersey 07094, and at 13400 Outer Drive West, Suite B36, Detroit, Michigan 48239. We will also make the list available for inspection at the Annual Meeting.

      We request that stockholders complete, date and sign the enclosed Proxy Card and return it promptly in the enclosed envelope which we provided for your convenience and which requires no postage if mailed in the United States. Your prompt return of Proxy Cards will ensure a quorum. You may revoke your Proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors

ROBERT H. KURNICK, JR.
Executive Vice President, General Counsel
and Secretary

Detroit, Michigan

April 15, 2002

UNITED AUTO GROUP, INC.

13400 Outer Drive West
Detroit, Michigan 48239

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders or any adjournment of the Annual Meeting to be held on Tuesday, May 21, 2002, at 9:00 a.m., local time. We will hold the meeting at our offices located at United Auto Group, Inc., One Harmon Plaza, 9th Floor, Secaucus, New Jersey 07094. We are holding the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We expect to mail the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card to stockholders entitled to vote at the Annual Meeting on or about April 15, 2002.

RECORD DATE AND VOTING SECURITIES

      You can ensure that your shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. Your submission of a signed proxy will not affect your right to attend the Annual Meeting and vote in person. You retain the right to revoke your proxy at any time before your proxy is voted by filing with our Secretary a written revocation or a proxy bearing a later date. Your presence at the Annual Meeting does not itself revoke that proxy unless you file written notice of revocation of the proxy with our Secretary at any time prior to the voting of the proxy.

      Proxies will be voted as you specify. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for you to withhold voting for any or all nominees to our Board of Directors or to abstain from voting for any proposal if you choose to do so.

      Under Delaware Law and the Company’s Amended and Restated Bylaws (the “Bylaws”), the presence of a quorum is required to transact business at our Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked “abstain” will be included in determining a quorum. On routine matters, brokers who hold customer shares in “street name” but have not timely received voting instructions from such customers (“broker non-votes”) have discretion to vote such shares. Accordingly, the presence of these shares will be included in determining a quorum for all matters presented at the Annual Meeting.

      Under Delaware law and our Bylaws, proposals must be approved by the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at our Annual Meeting and entitled to vote. Accordingly, abstentions have the same effect as votes “against” a proposal.

      Our Board of Directors has fixed the close of business on March 26, 2002 as the record date for the determination of our stockholders who are entitled to receive notice of and to vote at our Annual Meeting. At the close of business on the Record Date, we had outstanding 32,528,887 shares of Common Stock, excluding treasury shares, and 6,881.4491 shares of Series A Preferred Stock. The holders of our Common Stock are entitled to one vote for each share of Common Stock held on the Record Date and the holders of our Series A Preferred Stock are entitled to 1,000 votes for each share of Series A Preferred Stock held on the Record Date.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Our Board of Directors is responsible for our management and direction and for establishing our corporate policies. Our Board of Directors held seven meetings during the year ended December 31, 2001 (“Fiscal 2001”) and acted eleven times by unanimous written consent in lieu of meeting. No director attended less than 75% of the board and committee meetings scheduled during Fiscal 2001, other than Messrs. Yoshida and Hannan.

      Our Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee. We do not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

      Executive Committee. Our Executive Committee is comprised of Roger S. Penske (Chairman), Samuel X. DiFeo, Michael R. Eisenson, James A. Hislop and Lucio A. Noto. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company’s Certificate of Incorporation or Bylaws. The Executive Committee did not hold any meetings in Fiscal 2001, but acted eight times by unanimous written consent in lieu of a meeting.

      Audit Committee. Our Audit Committee is comprised of Michael R. Eisenson (Chairman), Eustace W. Mita and Ronald G. Steinhart. In Fiscal 2001, Donald J. Hofmann, Jr. and John J. Hannan also served on the Audit Committee. Both Mr. Hannan and Mr. Hofmann resigned from our Board of Directors. Our Audit Committee is governed by a written charter that was adopted by our Board and is responsible for overseeing our financial reporting process. The Audit Committee consults with our management and our independent accountants during the year on matters related to our annual audit, internal controls, our published financial statements and our accounting principles and auditing procedures. Our Audit Committee also recommends a firm of certified independent accountants to serve as our independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants. Our Audit Committee held three meetings in Fiscal 2001. During Fiscal 2001, our Board examined the composition of the Audit Committee in light of the New York Stock Exchange rules governing audit committees and confirmed that all Members of the Audit Committee are “independent” within the meaning of the Exchange’s rules.

      Compensation and Stock Option Committee. Our Compensation and Stock Option Committee is comprised of Lucio A. Noto (Chairman), H. Brian Thompson and Motokazu Yoshida. In Fiscal 2001, Roger S. Penske, Richard J. Peters and James A. Hislop also served on our Compensation and Stock Option Committee. In December 2001, our Board reconstituted the Committee to consist of Donald H. Hofmann, Jr. (Chairman), Lucio A. Noto and Motokazu Yoshida. Following Donald J. Hofmann’s resignation from our Board in January 2002 and the Board’s appointment of Mr. Thompson, our Board appointed the current members to the Committee. Our Compensation and Stock Option Committee (i) determines all matters relating to the compensation of the Company’s officers and management employees and (ii) administers and makes awards under the Company’s Stock Option Plan. Our Compensation and Stock Option Committee held one meeting during Fiscal 2001, and met informally during Fiscal 2001.

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class III directors expires at our Annual Meeting. At the Annual Meeting, our stockholders will elect four Class III directors to hold office, subject to the provisions of the Company’s Bylaws, until our Annual Meeting of Stockholders in 2005 and until their respective successors shall have been duly elected and qualified. At the Annual Meeting, our stockholders will also elect two Class II directors, each to hold office, subject to the provisions of our Bylaws, until the Annual Meeting of Stockholders in 2004 and until their successors shall have been duly elected and qualified.

      Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote FOR the election of the four Class III director nominees named below, and FOR H. Brian Thompson and Laurence Vaughan as the Class II director nominees. Our Board of Directors believes that the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by our Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees.

      Pursuant to a stockholders agreement, certain of our stockholders have agreed to vote to elect to our Board of Directors the following directors: Roger S. Penske, four additional directors nominated by Penske Capital Partners, L.L.C., one director nominated by Mitsui & Co., Ltd and Mitsui & Co. (U.S.A.), Inc. (together, “Mitsui”) and three independent directors. Penske Capital’s current nominees to the Board of Directors are Richard J. Peters, James A. Hislop, and Eustace W. Mita. Penske Capital is entitled to nominate one additional director. In addition, pursuant to an agreement with Penske Corporation, Mitsui has agreed to vote its shares of Common Stock to elect the nominees to the Board of Directors of Penske Corporation and its affiliates, including the nominees of Penske Capital, and Penske Corporation has agreed to vote its shares of Common Stock to elect one Mitsui nominee to our Board of Directors. Motokazu Yoshida is the nominee to the Board of Directors by Mitsui.

      The nominees for election as Class III directors will serve until the Annual Meeting of Stockholders in 2005. Class I directors and Class II directors will serve until the Annual Meeting of Stockholders in 2003 and 2004, respectively. Information about our directors is set forth below.

CLASS I DIRECTORS:

Samuel X. DiFeo President and Chief Operating Officer of the Company	Samuel X. DiFeo, 51, has served as President, Chief Operating Officer and a director since February 1998. Mr. DiFeo also served as Executive Vice President of some of our subsidiaries whose assets were formerly owned by Mr. DiFeo and members of his family from October 1992 to January 1998.

Eustace W. Mita Chairman of Mita Management, L.L.P.	Eustace W. Mita, 47, has served as a director since August 3, 1999. From April 2000 until October 2001, Mr. Mita served as the Executive Vice President of The Reynolds and Reynolds Company and had been General Manager of Reynolds Transformation Services since May 2000. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company and President of Half-A-Car II, Inc. since 1990. Mr. Mita is also a director of The Reynolds and Reynolds Company.

Ronald G. Steinhart Retired Chairman and Chief Executive Officer, Commercial Banking Group Bank One Texas	Ronald G. Steinhart, 61, has served as a director since March 1, 2001. Mr. Steinhart served as Chairman and Chief Executive Officer, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of NCH Corporation and Carreker Corporation, as a Trustee of Prentiss Properties Trust and as a Trustee of MFS/ Sun Life Series Trust.

CLASS II DIRECTORS:

Michael R. Eisenson Managing Director and Chief Executive Officer of Charlesbank Capital Partners, L.L.C.	Michael R. Eisenson, 46, has served as a director since December 1993. He is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, which he joined in 1986. Charlesbank is the investment advisor of Aeneas Venture Corporation. Mr. Eisenson is also a director of CCC Information Services Group, Inc., ImmunoGen, Inc., and Playtex Products, Inc.

H. Brian Thompson Principal Universal Telecommunications, Inc.	H. Brian Thompson, 63, has served as a Director of the Company since March 2002. Mr. Thompson currently heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia, focused on both start-up companies and consolidations taking place in the information/telecommunications business areas both domestically and internationally. Mr. Thompson was previously Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Prior to joining Global TeleSystems, Mr. Thompson served as chairman and CEO of LCI International. Subsequent to the merger of LCI with Qwest Communications International Inc. in June 1998, Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. Mr. Thompson also served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, with responsibility for the company’s eight operating divisions, including MCI International. Mr. Thompson currently serves as a member of the Board of Directors of Bell Canada International Inc., Williams Communications Group, Inc., DynCorp, ArrayComm, Inc., and Axcelis Technologies, Inc. He is also a trustee of Capitol College in Laurel, Maryland.

Laurence Vaughan Chief Executive Officer of Sytner Group, plc	Laurence Vaughan, 38, has served as a director of the Company since March 2002. Mr. Vaughan is the Chief Executive Officer of Sytner Group, plc, a company we acquired in March 2002. Mr. Vaughan, after spending time in audit, corporate finance and management consultancy joined Sytner in 1993 initially as Finance Director before being promoted to Managing Director in 1994.

Motokazu Yoshida Chief Operating Officer, Motor Vehicles, Marine and Aerospace Group of Mitsui & Co., Ltd.	Motokazu Yoshida, 54, has served as a director since March 1, 2001. Mr. Yoshida also serves as a director and has been the Chief Operating Officer of the Motor Vehicles, Marine and Aerospace Group of Mitsui & Co., Ltd (Tokyo office) since June 2001. From April 2000 to June 2001, Mr. Yoshida was the operating officer of the Motor Vehicles, Marine & Aerospace Group of Mitsui & Co., Ltd. From October 1994 to April 2000 Mr. Yoshida served as General Manager of the First Motor Vehicles Division of Mitsui.

CLASS III DIRECTORS:

James A. Hislop President and Chief Executive Officer of Penske Capital Partners, L.L.C.	James A. Hislop, 44, has served as a director since May 3, 1999. Mr. Hislop has been President and Chief Executive Officer of Penske Capital Partners, L.L.C., since its inception in June 1997. Penske Capital is an organization formed to undertake acquisitions and strategic investments in the transportation and transportation services industry. Mr. Hislop has also served as a Managing Director in the Investment Banking Group of Merrill Lynch & Co. from 1991 to 1997; and prior to that, as a Vice President in the Investment Banking Group of Merrill Lynch & Co. from 1985 to 1991. Mr. Hislop is a director of Penske Corporation.

Lucio A. Noto Retired Vice Chairman of ExxonMobil Corporation	Lucio A. Noto, 63, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation on January 31, 2001, a position he held since the merger of Exxon and Mobil companies on November 30, 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation and of the Philip Morris Companies Inc.

Roger S. Penske Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Penske Corporation	Roger S. Penske, 65, has served as our Chairman and Chief Executive Officer since May 3, 1999. Mr. Penske has also been Chairman of the Board and Chief Executive Officer of Penske Corporation since 1969. Penske Corporation is a privately-owned diversified transportation services company that, among other things, holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as Vice Chairman of the Board of International Speedway Corporation and is also a member of the Boards of Directors of General Electric Company, Delphi Corporation, Home Depot, Inc. and CarsDirect.com, Inc. Mr. Penske is a director of Detroit Renaissance and a member of The Business Council.

Richard J. Peters President of Penske Corporation	Richard J. Peters, 54, has served as a director since May 3, 1999. Mr. Peters has been the President of Penske Corporation since January 1, 2000. Since 1997, Mr. Peters has also served as President and Chief Executive Officer of R.J. Peters & Company, LLC, a private investment company. Mr. Peters served as the Chief Executive Officer, President and a director of Penske Motorsports, Inc., the owner and operator of speedways throughout the United States, from October 1995 to July 1, 1997. Mr. Peters has also served as an officer of various subsidiaries of Penske Motorsports since 1990. Mr. Peters served as the Treasurer and Chief Financial Officer of Penske Corporation, between 1988 and July 1997, and as an Executive Vice President of Penske Corporation, between October 1994 and July 1997. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990. Mr. Peters is also a director of Intermet Corporation.

      The affirmative vote of a plurality of the shares entitled to vote at the Annual Meeting, either in person or by proxy, is required for the election of the four Class III directors named above and Laurence Vaughan and H. Brian Thompson as the Class II directors. Our Board recommends a vote “FOR” election of the nominees listed above.

EXECUTIVE OFFICERS

      Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Pursuant to a stockholders agreement among some of our stockholders, stockholders affiliated with Penske Capital have agreed to cause Roger S. Penske to be our Chairman and Chief Executive Officer. Brief biographies of Messrs. Penske and DiFeo are set forth above. Brief biographies of each other executive officer of the Company are provided below.

      James R. Davidson, 56, has served as our Executive Vice President — Finance since May 3, 1999, served as our Executive Vice President — Accounting and Treasurer from August 1997 to May 1999, and served as our Senior Vice President — Finance from February 1997 to August 1997. Prior to joining us, Mr. Davidson was an audit partner for Ernst & Young LLP, an accounting, financial advisory services and management consulting firm, which he joined in 1973.

      Robert H. Kurnick, Jr., 40, has served as our Executive Vice President, General Counsel, and Secretary since February 2000. Since August 1999, Mr. Kurnick has also served as Executive Vice President of Penske Corporation and General Counsel of Penske Capital. From November 1995 to January 2001, Mr. Kurnick served as Senior Vice President and General Counsel of Penske Auto Centers, Inc. From March 1996 to July 1999, Mr. Kurnick served as Senior Vice President and General Counsel of Penske Motorsports, Inc., the owner and operator of speedways throughout the United States. Mr. Kurnick also served as Assistant General Counsel of Penske Corporation from January 1995 to August 1999. Prior to joining Penske Corporation, Mr. Kurnick was a partner at the Detroit law firm of Honigman Miller Schwartz and Cohn LLP, which he joined in 1986.

      Paul F. Walters, 58, has served as our Executive Vice President — Human Resources since August 3, 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President of Detroit Diesel Corporation from August 1997 to December 2000 and Senior Vice President — Administration of Detroit Diesel Corporation from January 1988 to July 1997. Detroit Diesel Corporation was one of our affiliates through common ownership by Penske Corporation. Prior to joining Detroit Diesel Corporation, Mr. Walters was the Director of Personnel and Public Relations for Detroit Diesel Allison Division of GMC which he joined in 1961.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information concerning annual and long-term compensation of each individual who served as our chief executive officer during 2001 and each of our other most highly compensated executive officers who served as one of our executive officers during 2001 for services rendered in all capacities during 2001, 2000 and 1999.

Summary Compensation Table

					Long Term
					Compensation
					Awards
	Annual Compensation
					Securities
				Other Annual	Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)

Roger S. Penske	2001	—	1,000,000	—	15,000
Chairman of the Board and	2000	—	—	—	25,000
Chief Executive Officer	1999	—	—	—	400,000
Samuel X. DiFeo	2001	400,000	250,000	—	15,000
President and Chief	2000	500,000	—	—	25,000
Operating Officer	1999	360,000	200,000	—	120,000

					Long Term
					Compensation
					Awards
	Annual Compensation
					Securities
				Other Annual	Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)

James R. Davidson	2001	400,000	150,000	—	10,000
Executive Vice President —	2000	400,000	100,000	—	10,000
Finance	1999	400,000	100,000	—	50,000
Robert H. Kurnick, Jr.	2001	—	—	—	7,500
Executive Vice President,	2000	—	—	57,000 (1)	5,000
General Counsel and Secretary	1999	—	—	—	—
Paul F. Walters	2001	—	—	—	7,500
Executive Vice President —	2000	—	—	—	5,000
Human Resources	1999	—	—	—	—

(1)	Reflects the payment of a country club membership on behalf of Mr. Kurnick.

Option Grants in 2001

      The following table sets forth information concerning individual grants of options to purchase common stock made during 2001 to our executive officers listed in the Summary Compensation Table above.

Option Grants in Last Fiscal Year

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term(1)
	Options	Fiscal Year	Base Price	Expiration
Name	Granted(#)	2001	($/Share)	Date	5%($)	10%($)

Roger S. Penske(2)	15,000	3.4%	$10.04	2/28/11	$94,712	$240,018
Samuel X. DiFeo(2)	15,000	3.4%	$10.04	2/28/11	$94,712	$240,018
James R. Davidson(2)	10,000	2.1%	$10.04	2/28/11	$63,141	$160,012
Robert H. Kurnick, Jr.(2)	7,500	1.6%	$10.04	2/28/11	$47,356	$120,009
Paul F. Walters(2)	7,500	1.6%	$10.04	2/28/11	$47,356	$120,009

(1)	Amounts reflect the assumed rates of appreciation set forth in the Securities and Exchange Commission’s (the “Commission”) executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the common stock. The amounts reflected in these columns might not be achieved. The values in these columns are based upon the fact that the fair market value of the common stock on the date of grant of each option was equal to the exercise price of the option.

(2)	Options were granted on February 28, 2001. The options vest and become exercisable in three equal annual installments beginning on February 28, 2002.

Aggregated Option Exercises in 2001 and Year-End Option Values

      The following table sets forth information concerning options to purchase common stock exercised by our executive officers listed in the Summary Compensation Table above during 2001 and the number and value of options held by them on December 31, 2001. None of our executive officers listed in the Summary Compensation Table above exercised Options during 2001.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Number of Securities
	Underlying Unexercised		Value of Unexercised In the
	Options at Fiscal Year		Money Options at Fiscal
	End(#)		Year End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Roger S. Penske	275,000	165,000	4,349,833	2,612,217
Samuel X. DiFeo	248,333	31,667	3,391,033	504,217
James R. Davidson	45,333	54,667	619,348	895,747
Robert H. Kurnick, Jr	1,667	10,833	27,767	171,808
Paul F. Walters	1,667	10,833	27,767	171,808

(1)	The closing price of our common stock on December 31, 2001 was $25.81.

Employment Contracts And Termination Of Employment And Change-In-Control Arrangements

      We entered into a letter agreement with Samuel DiFeo in August 1999. Pursuant to this agreement, Mr. DiFeo agreed to serve as our President through December 31, 1999, subject to our right to extend his service as President through December 31, 2000, at a salary of at least $0.5 million per year. Under the agreement, all of Mr. DiFeo’s stock options outstanding as of the date of the agreement immediately vested. If Mr. DiFeo’s employment is terminated as a result of death, Mr. DiFeo’s estate is entitled to receive, among other things, a cash payment of $0.8 million. We have extended Mr. DiFeo’s service.

      In addition, we have agreed to retain Mr. DiFeo as a consultant when:

•	Mr. DiFeo’s letter agreement expires,

•	Mr. DiFeo resigns after a change in control or Mr. DiFeo’s employment is terminated within six months after a change of control,

•	several other events resulting in Mr. DiFeo’s involuntary retirement under his letter agreement occur, and

•	Mr. DiFeo’s employment terminates without cause or for permanent disability under his letter agreement (in which event he will receive his salary and other compensation through the end of the term of his letter agreement and will become subject to the consulting agreement immediately after the term of his letter agreement).

The consulting agreement would continue for a period of 24 months and may be extended for an additional year at our option. It provides for compensation of $0.4 million per year, plus use of an automobile, reimbursement of expenses and other health benefits. The agreement prohibits Mr. DiFeo from seeking or obtaining employment in the automotive industry while the consulting agreement is in effect.

Compensation Of Directors

      We have established a Non-Employee Director Compensation Plan to compensate our directors who are not our paid employees, who we call “Outside Directors.” Pursuant to the Non-Employee Director Compensation Plan, each Outside Director receives an annual retainer of $40,000. These fees are payable, at the option of each Outside Director, in cash or in common stock at the current market price. Each Outside

Director is also entitled to the use of one of our vehicles. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. As of December 31, 2001, we had seven Outside Directors and two employee directors. In accordance with the internal policies of their employers, some of our directors assign their director compensation to the organizations that employ them or they waive the payment of the fee entirely. Directors who are also our or our subsidiaries’ employees receive no cash compensation for serving as directors or as members of Board committees. In February 2001, Roger Penske and Samuel DiFeo were each granted options to purchase 15,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant.

Compensation Committee Interlocks And Insider Participation

      Before May 2001, our Compensation Committee consisted of Donald J. Hofmann, Jr., Roger S. Penske, James A. Hislop and Richard J. Peters. From May 2001 until December 2001, our Compensation Committee consisted of Donald J. Hofmann, Jr., James A. Hislop and Lucio A. Noto. From December 2001 until January 31, 2002, our Compensation Committee consisted of Donald J. Hofmann, Jr., Lucio A. Noto and Motokazu Yoshida. Mr. Hofmann resigned from the Board of Directors on January 31, 2002, and the Compensation Committee is now comprised of Lucio A. Noto, Motokazu Yoshida and H. Brian Thompson.

      Mr. Penske is our Chairman of the Board and Chief Executive Officer.

      Messrs. Penske, Hislop and Peters each has direct and indirect interests in International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (the “Purchasers”). During 1999, the Purchasers entered into a purchase agreement and registration rights agreement with us. During 1999, the Purchasers also entered into a stockholders agreement with Trace International Holdings, Inc. (“Trace”), which is affiliated with Marshall Cogan (our former Chairman of the Board and Chief Executive Officer and one of our former directors), AIF II, L.P., which is affiliated with John J. Hannan (one of our former directors), and Aeneas Venture Corporation, which is affiliated with Michael R. Eisenson (one of our directors). See the section entitled “Related Party Transactions” below.

      Mr. Penske is Chairman and the Chief Executive Officer of Penske Corporation, Mr. Peters is the President and a director of Penske Corporation and Mr. Hislop is a director of Penske Corporation. See the section entitled “Related Party Transactions” below for a description of fees we paid to Penske Corporation and its affiliates for services rendered in the ordinary course of business, including lease payments to one of its wholly-owned subsidiaries.

      See the section entitled “Related Party Transactions” below for a description of operating agreements we have entered into with Roger S. Penske, Jr., the son of Roger S. Penske, and Lucio A. Noto.

      Mr. Penske serves on Penske Corporation’s Compensation Committee and served on our Compensation Committee for a portion of Fiscal 2001.

REPORT OF THE COMPENSATION AND STOCK

OPTION COMMITTEE ON EXECUTIVE COMPENSATION

      Our Compensation and Stock Option Committee’s responsibilities include establishing our policies regarding the compensation of our officers and other key executives. The Compensation and Stock Option Committee approves all elements of compensation for our executive officers and is responsible for the administration of our Stock Option Plan.

      Executive Compensation. Our compensation program consists of base salary, annual incentive payments, stock options and employee benefits. The goal of our compensation program is to motivate and reward our officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. Our executive compensation program is designed to align executive compensation practices with increasing the value of our Common Stock and to foster adherence to, and promotion of, our business mission, values, strategic goals and annual objectives.

      Our Compensation and Stock Option Committee reviews salary increases for the current year and incentive payments to be made in connection with the previous year’s performance. The Compensation and Stock Option Committee considers an executive’s scope of responsibilities, level of experience, individual performance and attainment of pre-established goals, as well as our business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with our long-term performance goals, our Compensation and Stock Option Committee receives input from our Chief Executive Officer and President.

      Base Salary and Bonus. The salary levels for our officers are determined by level of job responsibility and experience, job performance and attainment of pre-established goals. Bonus payouts to our officers and other key employees are influenced by the attainment of corporate earnings goals.

      Options. Our Compensation and Stock Option Committee believes strongly that the interests of senior management must be closely aligned with those of our stockholders. Long-term incentives in the form of stock options provide a vehicle to reward our officers only if there is an increase in stockholder value. We grant stock options on a discretionary basis within a guideline range that takes into account the position responsibilities of officers and key employees whose contributions and skills are important to our long-term success. Stock options to purchase Common Stock providing long-term incentives may be granted to our officers with a maximum term of ten years.

      During Fiscal 2001, our Compensation and Stock Option Committee granted 456,000 options to purchase Common Stock to our officers or key employees. The options were granted at exercise prices equal to the fair market value of the Common Stock on the dates of grant.

      Chief Executive Officer. In Fiscal 2001, our Compensation and Stock Option Committee awarded Mr. Penske a bonus of $1.0 million. The bonus was based on our strong financial and operational performance. In Fiscal 2001, we substantially increased our gross revenues and net income from 2000 levels. We successfully accomplished key acquisitions adding over $600.0 million in estimated annualized revenues. We also made considerable improvement in same store sales and certain key business initiatives, such as inventory reduction. Mr. Penske did not participate in the approval of his own compensation, but did participate in the discussion of our performance in Fiscal 2001.

      Policy Regarding Qualifying Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). While the Compensation and Stock Option Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains the flexibility in its membership and in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation which may not be deductible by reason of Section 162(m).

      The foregoing report is provided by the following independent directors, who constitute the Compensation Committee:

Lucio A. Noto. (Chairman)
H. Brian Thompson
Motokazu Yoshida

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our voting common stock as of March 26, 2002 by (except as noted) (1) each person, known to us to own more than five percent of our voting common stock, (2) each of our directors and nominees, (3) each of our executive officers and (4) all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Applicable percentage of ownership is based on 32,528,887 shares of common stock outstanding (33,635,000 including non-voting common stock outstanding). Unless otherwise indicated, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person.

	Shares Beneficially
	Owned(1)

Beneficial Owner	Number	Percent

Penske Capital Partners, L.L.C.(2)(3)	12,667,295	29.97%
One Harmon Plaza, Ninth Floor Secaucus, NJ 07094
Aeneas Venture Corporation(3)(4)	1,448,323	4.31%
c/o Charlesbank Capital Partners, LLC 600 Atlantic Avenue Boston, MA 02210
Penske Corporation(2)(3)(5)	15,735,338	42.06%
13400 Outer Drive West Detroit, Michigan 48239
J.P. Morgan Partners (BHCA), L.P.(3)(6)	4,451,035	11.99%
c/o J.P. Morgan Partners, L.L.C. 1221 Avenue of the Americas New York, New York 10020
Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.)(3)(7)	1,963,491	5.66%
c/o Aon Advisors, Inc. 200 East Randolph Street Chicago, Illinois 60601
Samuel X. DiFeo(8)	387,867	1.14%
Michael R. Eisenson(9)	1,448,323	4.31%
James A. Hislop(10)	12,717,295	30.09%
Lucio A. Noto	2,443	*
Roger S. Penske(11)	23,005,833	53.89%
Richard J. Peters	6,000	*
Eustace W. Mita	308,954	*
Ronald G. Steinhart	7,250	*
H. Brian Thompson	10,000	*
Motokazu Yoshida(12)	1,302,326	3.87%
James R. Davidson(13)	66,020	*
Robert H. Kurnick, Jr.(14)	7,833	*
Laurence Vaughan	—	—
Paul F. Walters(14)	5,853	*
All directors and executive officers as a group ((16) persons)	25,298,576	58.77%

*	Less than 1%

(1)	Pursuant to the regulations of the Commission, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2)	Based on the Schedule 13D (Amendment No. 12) filed on March 25, 2002 (but without giving effect to shares of common stock which could be issued upon conversion of preferred stock based on accrued but unpaid dividends), Penske Capital has voting power with respect to 12,667,295 shares of common stock, including 9,449,332 shares of common stock held by International Motor Cars Group I, L.L.C. (“IMCG-I”) and 3,217,963 shares of common stock held by International Motor Cars Group II, L.L.C. (“IMCG-II”), in each case subject to the terms of the Second Amended and Restated Stockholders Agreement among various of our stockholders and us, dated as of February 22, 2002 (the “Stockholders Agreement”). Penske Capital’s beneficial ownership consists of 6,881.449 shares of Series A Convertible Preferred Stock, which are convertible into 6,881,449 shares of common stock; 648.588 shares of Series B Convertible Preferred Stock, which are convertible into 648.588 shares of Series A Convertible Preferred Stock (unless it would cause a regulatory problem) or 648,588 shares of non-voting or voting common stock, as the case may be; 3,915,580 shares of voting common stock; and 1,106,113 shares of non-voting common stock. Penske Capital is the managing member of each of International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. The managing members of Penske Capital are Roger Penske and James A. Hislop. The actual number of shares beneficially owned by Penske Capital may be increased upon conversion of preferred stock into common stock if dividends are accrued but unpaid at the time of conversion. Penske Capital is obligated to cause IMCG-I and IMCG-II to make special distributions to each of their members in connection with the sale of those securities by the members. The non-managing members of IMCG-I are Penske Corporation, J.P. Morgan Partners (BHCA), L.P. (“JPMP”) and Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.) (“AON”). The non-managing member of IMCG-II is JPMP. See Notes (6) and (7) below. Penske Capital is the managing member of IMCG-I and of IMCG-II. Pursuant to letter agreements entered into by Penske Capital, IMCG-I, IMCG-II, JPMP, AON and Penske Corporation in February 2002, IMCG-I and IMCG-II are obligated to distribute from time to time up to 4,451,035 shares of common stock attributable to JPMP’s membership interests in IMCG-I and IMCG-II in connection with a cash sale of such shares by JPMP, up to 1,963,491 shares of common stock attributable to AON’s membership interest in IMCG-I in connection with a cash sale of such shares by AON and up to 5,780,552 shares of common stock attributable to Penske Corporation’s membership interest in IMCG-I in connection with a cash sale of such shares by Penske Corporation. The numbers of shares which IMCG-I and IMCG-II are obligated to distribute to JPMP, AON and Penske Corporation, respectively, are subject to increase if dividends accrued on the preferred stock attributable to JPMP, AON or Penske Corporation, as applicable, remain unpaid at the time of conversion of the preferred stock into common stock. Those numbers will be reduced in connection with each distribution of shares to JPMP, AON and Penske Corporation, as applicable, by the number of shares distributed plus the number of shares representing any carried interest attributable to Penske Capital as managing member of IMCG-I and IMCG-II pursuant to the operating agreements of those entities in respect of the shares distributed. Before such distribution, Penske Capital, as the managing member of IMCG-I and IMCG-II, retains the right to vote all of the equity securities held by IMCG-I and IMCG-II.

(3)	Penske Capital, IMCG-I, IMCG-II, Mitsui, JPMP, AON and Aeneas Venture Corporation each disclaim beneficial ownership of the shares owned by the others that may be deemed to exist pursuant to the Stockholders Agreement.

(4)	Based on the Schedule 13D (Amendment No. 4) filed on April 10, 2002 by Charlesbank Capital Partners, LLC. Aeneas Venture Corporation, a title holding company for the endowment fund of Harvard University, is the direct beneficial owner of the common stock. Charlesbank Capital Partners, the investment advisor for Aeneas Venture Corporation, is the indirect beneficial owner of the common stock. Charlesbank has sole power to vote and sole power to dispose of such shares, subject to the terms of the Stockholders Agreement. Harvard University has full discretion to direct the receipt of dividends, if any, received from the shares of common stock.

(5)	Based on the Schedule 13D (Amendment No. 12) filed on March 25, 2002 (but without giving effect to shares of common stock which could be issued upon conversion of preferred stock based on accrued but unpaid dividends), Penske Corporation is the direct beneficial owner of 9,896,871 shares of common stock, which it has sole power to vote and dispose, and the beneficial owner of up to 5,780,552 shares which are held by IMCG-I. Pursuant to a letter agreement entered into by Penske Corporation, IMCG-I and others in February 2002, IMCG-I is obligated to distribute to Penske Corporation from time to time up to 5,780,552 shares of common stock attributable to Penske Corporation’s membership interest in IMCG-I in connection with a cash sale of such shares by Penske Corporation. This number, which is subject to increase if dividends accrued on the preferred stock described below remain unpaid at the time of conversion of the preferred stock into common stock, will be reduced in connection with each distribution of shares to Penske Corporation by the number of shares distributed to and sold by Penske Corporation plus the number of shares representing any carried interest attributable to the managing member pursuant to the operating agreement of IMCG-I with respect to the shares so distributed to Penske Corporation. The shares beneficially owned by Penske Corporation through IMCG-I consist of 3,773.690 shares of Series A convertible preferred stock, which are convertible into 3,773,690 shares of common stock, and 2,006,862 shares of common stock.

(6)	Based on the Schedule 13G (Amendment No. 1) filed March 19, 2002 by J.P. Morgan Partners (BHCA), L.P. J.P. Morgan (BHCA), L.P. (“JPMP”) is a non-managing member of IMCG-I and the non-managing member of IMCG-II. Pursuant to letter agreements entered into by JPMP, IMCG-I, IMCG-II and the other members in February 2002, IMCG-I and IMCG-II are obligated to distribute to JPMP from time to time up to 4,451,035 shares of common stock attributable to JPMP’s membership interest in IMCG-I and IMCG-II in connection with a cash sale of such shares by JPMP. This number, which is subject to increase if dividends accrued on the preferred stock described below remain unpaid at the time of conversion of the preferred stock into common stock, will be reduced in connection with each distribution of shares to JPMP by the number of shares distributed to and sold by JPMP plus the number of shares representing any carried interest attributable to the managing member pursuant to the operating agreements of IMCG-I or IMCG-II, as the case may be, with respect to the shares so distributed to JPMP. Before such distribution, Penske Capital, as the managing member of IMCG-I and IMCG-II, retains the sole power to vote all of the equity securities held by IMCG-I and IMCG-II that are attributable to JPMP. The shares beneficially owned by JPMP through IMCG-I and IMCG-II consist of 1,751.854 shares of Series A convertible preferred stock, which are convertible into 1,751,854 shares of common stock; 641,102 shares of Series B convertible preferred stock, which are convertible into 641,102 shares of common stock; 1,095,052 shares of non-voting common stock, which are convertible into 1,095,052 shares of common stock; and 962,027 shares of common stock.

(7)	Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.) (“AON”) is a non-managing member of IMCG-I. Pursuant to a letter agreement entered into by AON, IMCG-I and the other members in February 2002, IMCG-I is obligated to distribute from time to time up to 1,963,491 shares of common stock attributable to AON’s membership interest in IMCG-I in connection with a cash sale of such shares by AON. This number, which is subject to increase if dividends accrued on the preferred stock described below remain unpaid at the time of conversion of the preferred stock into common stock, will be reduced in connection with each distribution of shares to AON by the number of shares distributed to and sold by AON plus the number of shares representing any carried interest attributable to the managing member pursuant to the operating agreement of IMCG-I with respect to the shares so distributed to AON. Before such distribution, Penske Capital, as the managing member of IMCG-I, retains the sole power to vote all of the equity securities held by IMCG-I that are attributable to AON. The shares beneficially owned by AON through IMCG-I consist of 1,055,956 shares of Series A convertible preferred stock, which are convertible into 1,055.956 shares to common stock; and 907,535 shares of common stock.

(8)	Includes options to purchase 281,667 shares of common stock that are exercisable within 60 days of March 26, 2002.

(9)	Represents the shares held by Aeneas. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank, the investment advisor of Aeneas. Mr. Eisenson disclaims beneficial ownership of all shares held by Aeneas.

(10)	Includes the 12,667,295 shares deemed to be beneficially owned by Penske Capital. Mr. Hislop is a managing member of Penske Capital. Mr. Hislop disclaims beneficial ownership of the shares beneficially owned by Penske Capital.

(11)	Includes the 12,667,295 shares deemed to be beneficially owned by Penske Capital, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, 9,896,871 shares deemed to be beneficially owned by Penske Corporation, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, and options to purchase 421,667 shares, for which shares Mr. Penske holds sole voting and dispositive power. Mr. Penske is a managing member of Penske Capital and the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation.

(12)	Represents the shares held by Mitsui. Mr. Yoshida is the nominee of Mitsui to our board of directors and serves as the Chief Operating Officer, Motor Vehicles, Marine and Aerospace Group of Mitsui. Subject to the Stockholders Agreement, Mitsui has sole voting and dispositive power with respect to the common stock. Mr. Yoshida disclaims beneficial ownership of the shares held by Mitsui.

(13)	Includes 62,000 shares issuable upon the exercise of options that are vested and exercisable within 60 days and 500 shares held by Mr. Davidson’s wife. Mr. Davidson disclaims beneficial ownership of all shares held by his wife.

(14)	Includes 5,833 shares issuable upon the exercise of options that are vested and exercisable within 60 days.

RELATED PARTY TRANSACTIONS

Recapitalization Agreements

      Purchase Agreement. In April 1999, we entered into a purchase agreement with International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (collectively, the “Purchasers”). In connection with the agreement, the Purchasers paid $83.0 million in May 1999 and August 1999, in exchange for (a) 7,903.124 shares of our Series A Convertible Preferred Stock, par value $0.0001 per share, (b) 396.876 shares of our Series B Convertible Preferred Stock, par value $0.0001 per share, (c) warrants to purchase 3,898,665 shares of our common stock, par value $0.0001 per share, and (d) warrants to purchase 1,101,335 shares of our non-voting common stock, par value $0.0001 per share. The Series A Preferred Stock is convertible into 7,903,124 shares of common stock, and the Series B Preferred Stock is convertible into 396,876 shares of non-voting common stock. All of the warrants were exercisable at a price of $12.50 per share for thirty months after August 1999 and $15.50 per share thereafter until May 2, 2004. Pursuant to the anti-dilution provisions of the warrants and as a result of our issuance of 1,302,326 shares of common stock to Mitsui in February 2001 at $10.75 per share (the “Mitsui Transaction”), (a) the warrants to purchase 3,898,665 shares of our common stock were increased to 3,915,580 shares, and (b) the warrants to purchase 1,101,335 shares of our non-voting common stock were increased to 1,106,113 shares. In addition, as a result of the Mitsui Transaction, the warrants became exercisable at a price of $12.45 per share for thirty months after August 1999. In February 2002, the Purchasers exercised the warrants for $62.5 million. As a result, we issued 3,915,580 shares of common stock and 1,106,113 shares of non-voting common stock. The proceeds of the warrant exercise were used to pay down indebtedness.

      The shares of Series A Preferred Stock and Series B Preferred Stock entitle the Purchasers to dividends at a rate of 6.5% per year. Dividends were payable in kind for the first two years. In accordance with the certificates of designation governing the Series A Preferred Stock and the Series B Preferred Stock, the Board of Directors declared and paid to the Purchasers:

•	in February 2000, a pay-in-kind dividend consisting of 220.622 shares of Series A Preferred Stock and 62.324 shares of Series B Preferred Stock, representing accrued and unpaid dividends through December 31, 1999,

•	in October 2000, a pay-in-kind dividend consisting of 217.5032 shares of Series A Preferred Stock and 61.44254 shares of Series B Preferred Stock, representing accrued and unpaid dividends through June 30, 2000,

•	in March 2001, a pay-in-kind dividend consisting of 224.572 shares of Series A Preferred Stock and 63.4394 shares of Series B Preferred Stock, representing accrued and unpaid dividends through December 31, 2000,

•	in August 2001, a pay-in-kind dividend consisting of 201.9554 shares of Series A Preferred Stock and 57.0505 shares of Series B Preferred Stock, representing accrued and unpaid dividends through June 30, 2001, and a cash dividend of $383,660, representing accrued and unpaid dividends through June 30, 2001,

•	in December 2001, a pay-in-kind dividend consisting of 26.3936 shares of Series A Preferred Stock and 7.4559 shares of Series B Preferred Stock, and

•	in February 2002, a cash dividend of $2,719,400 representing accrued and unpaid dividends through December 31, 2001, in respect of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock. Such shares are convertible into an aggregate of 662,697.2 shares of Common Stock and 187,205.94 shares of Non-Voting Common Stock, respectively.

      Roger Penske, our Chairman of the Board and Chief Executive Officer, is a managing member of Penske Capital, and Penske Capital controls each of International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, which holds an interest in Penske Capital. James A. Hislop, one of our directors, is the President, Chief Executive Officer and a managing member of Penske Capital and a director of Penske Corporation. Richard J. Peters, one of our directors, is a director and President of Penske Corporation. Donald J. Hofmann, Jr., one of our directors until January 31, 2002, served as a director of Penske Corporation for a portion of 2000 and is a general partner of J.P. Morgan (BHCA), L.P., which has a membership interest in each of the Purchasers. As a result, Messrs. Penske, Hislop, Peters and Hofmann each have indirect interests in the Purchasers.

      Stockholders Agreement. On May 3, 1999, we entered into a stockholders agreement with the Purchasers and Trace International Holdings, Inc., AIF II, L.P. and Aeneas Venture Corporation. As a result of the Mitsui Transaction, the stockholders agreement was amended and restated in February 2001. On February 22, 2002, we entered into a second amended and restated stockholders agreement (superseding the May 3, 1999 and February 28, 2001 stockholders agreements) with Aeneas Venture Corporation (“Harvard”), International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (the “PCP Entities”), Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc. (together, “Mitsui”), Penske Corporation, Penske Automotive Holdings Corp., and Penske Capital Partners, L.L.C. (together, “Penske”), J.P. Morgan Partners (BHCA), L.P. (“JPMP”) (as to certain sections only) and Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.) (“AON”) (as to certain sections only). Each of Harvard, the PCP Entities, Mitsui and Penske are referred to in this section as the “Significant Stockholders.” As amended and restated, we refer to this agreement in this report as the “Stockholder’s Agreement.”

      Pursuant to the Stockholders Agreement, the Significant Stockholders have agreed to vote their shares of common stock to elect Roger S. Penske, four additional persons nominated by the PCP Entities, one person nominated by Mitsui and three independent persons as our directors. The PCP Entities’ nominees to the board of directors are Richard J. Peters, James A. Hislop and Eustace W. Mita. Motokazu Yoshida is the nominee to the board of directors by Mitsui. The Significant Stockholders have also agreed to use their reasonable best efforts to have the Compensation Committee of the board of directors consist of Roger S. Penske, one additional designee of the PCP Entities and two independent directors.

      If the beneficial ownership in us of the PCP Entities and Penske is reduced below 20%, the number of designees of the PCP Entities will be reduced by one for each 2.5% decrease in beneficial ownership. In addition, the right of the PCP Entities to designate directors will be suspended when the beneficial ownership in us of the PCP Entities and Penske is reduced below 10%. The right of Mitsui to designate a director will be suspended when Mitsui’s beneficial ownership is reduced to below 2.5%. If the right of the PCP Entities or Mitsui to nominate directors is reduced, the Significant Stockholders must use their reasonable best efforts to have the successors to those directors both be selected by a majority of the remaining directors, excluding the director whose position is no longer entitled to be designated by Mitsui or the PCP Entities, and not be affiliates of the PCP Entities. These provisions regarding board membership terminate in February 2005.

      The Significant Stockholders also agreed, until December 14, 2003, among other things, not to acquire or seek to acquire any of our capital stock or assets, enter into or propose a business combination involving us or our affiliates, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us or our affiliates. Notwithstanding the prior sentence, the stockholders agreement permits:

•	any transaction by a Significant Stockholder approved by either a majority of non-affiliated members of the board of directors or a majority of non-affiliated stockholders,

•	in the case of Mitsui or Harvard, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership of such party in us is less than or equal to 49% and, in the case of the PCP Entities, is less then or equal to 65%,

•	the granting by the Board of Directors of options to affiliates of the PCP Entities or the Significant Stockholders,

•	the exercise of stock options, or

•	any transaction contemplated by, or in furtherance of, the regulatory side letter, the registration rights agreement dated February 22, 2002, or the stockholders agreement.

      The PCP Entities and Penske agreed that if, prior to February 1, 2005, they transfer any shares, other than to certain permitted transferees or affiliates, or at the direction of JPMP or AON or to Penske Capital Partners, L.L.C., they transferred any restricted securities prior to February 1, 2005, JPMP, AON, Mitsui and Harvard would be entitled to tag along in any such transfer.

      Until January 31, 2003, JPMP agrees to hold, either directly or through the PCP Entities, shares of Series A preferred stock, Series B preferred stock or common stock representing at least 3,122,419 shares of common stock, and AON agrees to hold, either directly or through the PCP Entities, shares of Series A preferred stock or common stock representing at least 1,377,551 shares of common stock (the “Standstill Shares”). If Penske requests, JPMP must use reasonable efforts to convert its Standstill Shares which represent non-voting capital stock into voting capital stock, if this conversion would not cause a violation of any rules or regulations. Until after May 1, 2002, neither JPMP nor AON may transfer shares of common stock, except to permitted transferees and affiliates and as contemplated by the February 22, 2002 registration rights agreement or in a private sale. If at any time before January 31, 2003, Penske or its affiliates have transferred in excess of 500,000 shares of common stock on an as-converted basis, the restrictions on JPMP and AON’s ability to transfer shares described above would terminate. Penske and its affiliates (other than the Company) agreed that, prior to August 1, 2003, they would not transfer their restricted securities in connection with the Company’s first primary public offering of securities which includes a secondary sale component. Penske and its affiliates also agreed not to transfer such securities prior to August 1, 2003 or under Rule 144 of the Securities Act of 1933, as amended (the “Act”) through May 1, 2002. In addition, after February 1, 2003 but before February 1, 2005, if JPMP or AON wants to transfer its Standstill Shares (other than to certain permitted transferees or affiliates), Penske Corporation has a right of first offer to purchase the Standstill Shares.

      The PCP Entities agreed to cause Roger S. Penske to serve as the Chairman of the Board of Directors and Chief Executive Officer until August 3, 2002. However, this obligation will cease if directors designated by the PCP Entities no longer constitute a majority of the Board of Directors as a result of a decrease in share ownership by the PCP Entities.

      Registration Rights Agreements. In October 1993 we entered into a registration rights agreement with Harvard and others. Stockholders under this agreement received certain demand and piggyback registration rights in connection with the registration of our capital stock.

      On May 3, 1999 we and the PCP Entities entered into a registration rights agreement, and on December 22, 2000, we and Penske Automotive Holdings Corp., a subsidiary of Penske Corporation, entered into a registration rights agreement. Pursuant to the agreements, the PCP Entities and Penske Corporation each may require us on three occasions to register all or part of their common stock. Other of our stockholders who are entitled to include securities in any registration demanded by the PCP Entities or Penske Corporation may do so, but the securities of the other stockholders will be excluded in the event that market factors require a limitation on the number of shares to be included. The PCP Entities and Penske Corporation are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1, S-2 or S-3 under the Act.

      On February 22, 2002, we and Mitsui entered into an amended and restated registration rights agreement, which superseded a registration rights agreement dated February 28, 2001. Pursuant to the agreement, if we propose to register any of the Penske Corporation or PCP Entities registrable securities as a result of a demand pursuant to the Penske registration rights agreements (other than a demand to sell securities held by the PCP Entities on behalf of JPMP or AON), Mitsui is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1, S-2 or S-3 under the Act.

      In addition, on February 22, 2002, we entered into a registration rights agreement with IMCG-I and IMCG-II, JPMP and AON. Pursuant to the agreement, we are required to have declared effective a shelf registration statement covering approximately 3,714,731 shares for the benefit of Harvard, JPMP and AON (including 1,448,323 shares beneficially owned by Harvard) on or prior to the 90th day following the effective date of the registration statement relating to our recently completed public offering of equity securities. In addition, we are also required to file an additional shelf registration statement registering an additional 4,500,000 shares of common stock for the benefit of the selling stockholders in our recently completed public offering of equity securities and to have this registration statement declared effective by February 1, 2003. We also granted certain piggyback registration rights to these stockholders. As part of this agreement, JPMP and AON agreed not to sell 4,500,000 shares of common stock through January 31, 2003. JPMP and AON have agreed to lockup agreements with the underwriters in our recently completed equity offering, which will restrict the sale of all shares of common stock owned by them for 90 days from the effective date of the registration statement relating to our proposed equity offering.

      From time to time, we have entered into other registration rights agreements pursuant to which we have granted piggyback rights and, on occasion, demand rights. We do not believe the number of shares covered by these additional agreements is significant.

      We have agreed to pay all expenses (subject to some limitations) incident to the registration and disposition of the securities registered pursuant to the registration rights agreements (other than underwriting discounts and commissions in respect thereof). Pursuant to these agreements, in our recently completed public offering of equity securities, we registered 3,000,000 shares of common stock for sale by Aeneas Venture Corporation and two members of the Purchasers, J.P. Morgan Partners (BHCA), L.P. and Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.).

      Cogan Agreements. On April 12, 1999, we and Marshall S. Cogan entered into an agreement pursuant to which Mr. Cogan resigned as our Chief Executive Officer. The agreement provides that Mr. Cogan may not compete with us in the continental United States, Puerto Rico or any other geographical area where we or any of our subsidiaries is doing or specifically intends to do business. Mr. Cogan is also prohibited from disclosing our proprietary information and from enticing away any of our or our subsidiaries’ employees. These covenants are effective until December 31, 2005, except for the requirement to hold our proprietary information in confidence, which continues in effect without limitation.

      Mr. Cogan also agreed, until May 3, 2002, not to acquire any of our capital stock or assets, enter into a business combination involving us or our affiliates, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us or our affiliates, among other things. This agreement is subject to a number of exceptions and does not prohibit Mr. Cogan from taking any of these actions if the transaction is approved by a majority of our directors not affiliated with Trace or a majority of our stockholders other than Trace.

      We agreed to pay Mr. Cogan his current base salary until December 31, 1999 and thereafter $0.8 million per year until December 31, 2005. We also agreed to pay Mr. Cogan a cash payment of $0.3 million and fully vested options to purchase 400,000 shares of common stock at an exercise price of $10.00 per share. In addition, we agreed to pay to Mr. Cogan 25% of any compensation or bonus directly or indirectly paid by us to or applied for Mr. Penske through December 31, 2005 in cash, stock, options, warrants or other remuneration, other than the initial grant of 400,000 options to Mr. Penske. If we default in making these payments, Mr. Cogan will be entitled to accelerate and demand the immediate payment of all remaining amounts due to him under the agreement.

      In January 2000, in accordance with the above provisions, we entered into a stock option agreement with Mr. Cogan pursuant to which we awarded Mr. Cogan options to purchase 25,000 shares of common stock at an exercise price of $9.75 per share. In February 2001, also in accordance with the above provisions, we entered into a stock option agreement with Mr. Cogan pursuant to which we awarded Mr. Cogan options to purchase 4,500 shares of common stock at an exercise price of $10.04 per share.

      In April 2001, we entered into an agreement with Mr. Cogan amending his non-compete agreement and providing for the payment to him of $4.0 million. Upon execution of the agreement, in addition to the $4.0 million payment, all options issued to Mr. Cogan which had not yet vested were fully vested. Mr. Cogan resigned from the Board of Directors in April 2001.

      Penske Option Agreement. On August 3, 1999, in accordance with the terms of the Stockholders Agreement, we entered into a stock option agreement with Roger Penske, our Chairman of the Board and Chief Executive Officer, pursuant to which we awarded Mr. Penske options to purchase 400,000 shares of common stock at an exercise price of $10.00 per share. Such options will vest in equal installments over a three year period beginning May 3, 2000 so long as Mr. Penske continues to serve as Chairman of the Board. In the event of a Change of Control, the options will become immediately and fully vested and exercisable. If we terminate Mr. Penske’s service as Chairman of the Board for cause or if Mr. Penske terminates his service as Chairman of the Board other than for good reason prior to May 3, 2002, then the unvested portion of the option as of the date of such termination shall expire. If we terminate Mr. Penske’s service as Chairman of the Board other than for cause or if Mr. Penske terminates his service as Chairman of the Board for good reason prior to May 3, 2002, the unexercised portion of the option as of such date shall become immediately and fully vested and exercisable, unless at such time a majority of the members of our Board of Directors are designated by Penske Capital. Under the stock option agreement with Mr. Penske, options to purchase 133,333 shares of common stock vested on May 3, 2000 and options to purchase an additional 133,333 shares of common stock vested on May 3, 2001.

      CarsDirect.com. In May 2000, we, along with Penske Automotive Group, Inc., an automobile dealership company controlled by Roger S. Penske, entered into an Operating Agreement with CarsDirect.com, Inc. whereby Penske Automotive Group and we supply vehicles to CarsDirect.com at pre-negotiated prices through Penske Automotive Group’s and our respective franchised vehicle dealers. During the term of the Operating Agreement, CarsDirect.com will offer the franchised vehicle dealers of Penske Automotive Group or United Auto Group with the closest geographic proximity to the customer the first opportunity to supply the vehicle purchased through their website. In addition, Penske Automotive Group and we separately provide CarsDirect.com with daily vehicle inventory information.

      As consideration for entering into the Operating Agreement, CarsDirect.com granted to Penske Automotive Group and us warrants to purchase 3,650,000 shares of Series D Preferred Stock of CarsDirect.com at a per share purchase price of $15.76, which vest and become exercisable annually based upon certain sales milestones under the Operating Agreement. We and Penske Automotive Group have agreed to allocate the Warrants after they vest in proportion to our relative sales to CarsDirect.com under the Operating Agreement.

Other Transactions

      From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to AGR, as described below. These transactions reflect the provider’s cost or an amount mutually agreed upon by both parties. Roger S. Penske, our Chairman of the Board and Chief Executive Officer, is the Chairman of the Board and Chief Executive Officer of Penske Corporation. We believe that the payments relating to these transactions are on terms at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis. Aggregate payments relating to such transactions amounted to $9.8 million in 2001.

      We are currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo is our President and Chief Operating Officer and one of our directors. During Fiscal 2001 we paid $2.9 million to Mr. DiFeo and his family under these lease agreements. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

      We are currently a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC., (“AGR”). AGR is a wholly-owned subsidiary of Penske Corporation. During Fiscal 2001, we paid $5.8 million to AGR under these lease agreements. In addition, in Fiscal 2001 we sold AGR real property and improvements for $20.9 million which were subsequently leased by AGR to us. The sale of each parcel of property was valued at a price which was either independently confirmed by a third party appraiser or at the price for which we purchased the property from an independent third party. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

      We are also party to operating agreements with Roger S. Penske, Jr., the son of Roger S. Penske, our Chairman of the Board and Chief Executive Officer, reflecting:

•	the ownership by Mr. Penske, Jr. of 10% of HBL, LLC and the ownership by us of the remaining 90% of HBL, LLC, and

•	the ownership by Mr. Penske, Jr. of 4.7% of United Auto do Brasil, Ltda. and by us of 90.6% of United Auto do Brasil, Ltda.

      In 2001, Mr. Penske, Jr. contributed approximately $7.2 million for his 10% interest in HBL, LLC, and we contributed $65.1 million for our 90% interest in HBL, LLC. In 2000, we contributed approximately $3.6 million for our 90.6% interest in United Auto do Brasil, Ltda., and Mr. Penske, Jr. contributed approximately $0.2 million for his 4.7% interest in United Auto do Brasil, Ltda. Before December 31, 2001, Mr. Penske, Jr. owned 20% of UAG Cerritos, LLC. On December 31, 2001, we purchased Mr. Penske, Jr.’s 20% interest in UAG Cerritos, LLC for $1.8 million. From time to time, we provide these subsidiaries with working capital and other debt financing at costs that are comparable to the costs charged by us to our other subsidiaries.

      We have previously agreed to enter into an operating agreement with Lucio A. Noto, one of our directors, which provides that an entity in which Mr. Noto has an interest will own 20% of UAG Connecticut I, LLC. We will own the remaining 80% of UAG Connecticut I, LLC. We purchased the operating assets (excluding real property) of UAG Connecticut I, LLC in October 2000 for approximately $26.8 million. Mr. Noto’s entity will pay approximately $5.4 million for its 20% interest in UAG Connecticut I, LLC, which represents 20% of the consideration we paid inclusive of assets acquired and goodwill paid. The payment will be made as follows: $1.2 million upon closing and the remaining $4.2 million in quarterly payments over twenty years at an interest rate equal to LIBOR plus 2.25%. The payments due will be offset from permitted periodic cash distributions to Mr. Noto’s entity by UAG Connecticut I, LLC. This transaction is subject to approval by the manufacturers.

AUDIT COMMITTEE REPORT

      Our Audit Committee has reviewed and discussed our audited financial statements with our management, which has primary responsibility for the financial statements. Deloitte & Touche LLP, our independent auditor for Fiscal 2001, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America. Our Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Deloitte & Touche LLP has provided to our Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and our Committee discussed with Deloitte & Touche LLP that firm’s independence. Our Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to us and our affiliates is compatible with Deloitte & Touche LLP’s independence.

      Based on the considerations referred to above, our Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2001 and that Deloitte & Touche LLP be appointed independent auditors for the Company for 2002. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

Michael R. Eisenson (Chairman)
Eustace W. Mita
Ronald G. Steinhart

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      Our Board of Directors has, based on the recommendation of our Audit Committee, appointed Deloitte & Touche LLP as independent auditors for the 2001 fiscal year, subject to stockholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for the 2002 fiscal year and perform other services.

      Audit Fees. The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with their audit of our consolidated financial statements and reviews of the consolidated condensed financial statements included in our Quarterly Reports on Form 10-Q for Fiscal 2001 were approximately $465,000.

      Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Deloitte & Touche LLP in Fiscal 2001 relating to financial information systems design and implementation.

      All Other Fees. The aggregate fees for all other services rendered by Deloitte & Touche LLP in Fiscal 2001 were approximately $582,000 and can be sub-categorized as fees for attestation and tax compliance services. These services rendered by Deloitte & Touche LLP included matters such as consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions.

      Ratification of Appointment. A proposal will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as our independent auditors. A representative of Deloitte & Touche

LLP will be present with the opportunity to make a statement and to answer questions. If our stockholders do not ratify the appointment, our Board will reconsider it.

      The affirmative vote of a majority of the shares entitled to vote at the Annual Meeting, either in person or by proxy, is required for the ratification of the independent accountants. Our Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche, LLP as independent accountants.

SHARE INVESTMENT PERFORMANCE

      The following graph compares the cumulative total stockholder returns on our Common Stock based on an investment of $100 on December 31, 1996 and the close of the market on December 31 of each year thereafter against (i) the Standard & Poor’s Index, (ii) an industry peer group consisting of: AutoNation, Inc. (“AutoNation”) and Ugly Duckling Corporation (“Ugly Duckling” and, together with AutoNation, the “1997 Peer Group”), and (iii) an industry/ peer group consisting of AutoNation, Group 1 Automotive, Inc. (“Group 1”), Lithia Motors Inc. (“Lithia”) and Sonic Automotive Inc. (“Sonic” and, together with AutoNation, Group 1, Lithia and Sonic, the “1998 Peer Group”).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG UNITED AUTO GROUP, INC., THE S & P 500 INDEX
AND A PEER GROUP

		Cumulative Total Return

	12/96	12/97	12/98	12/99	12/00	12/01

United Auto Group, Inc.	100.00	71.12	35.68	34.71	25.97	100.23
S&P 500	100.00	133.36	171.47	207.56	188.66	166.24
Peer Group	100.00	75.00	51.22	31.82	20.83	46.11

*	$100 Invested on 12/31/96 in stock or index, including reinvestment of dividends, fiscal year ending December 31.

      In the proxy statement for our 1999 annual meeting of stockholders, we compared cumulative total stockholder returns on the Common Stock against a peer group consisting of Cross-Continent Auto Retailers, Inc. (“Cross-Continent”), Republic Industries, Inc. (“Republic”) and Ugly Duckling. After this disclosure was made, a wholly-owned subsidiary of Republic merged with and into Cross-Continent, making Cross-Continent a wholly-owned subsidiary of Republic. Republic changed its name to AutoNation. On this basis, we have included the description of cumulative total stockholder returns for the 1997 Peer Group in the graph above to reflect the peer group comparison made by us in our 1998 and 1999 proxy statement.

      We have presented the cumulative total stockholder returns for the 1998 Peer Group in the graph above to better reflect stockholder returns among peers in the retail automotive industry. The 1998 Peer Group includes Group 1, Lithia and Sonic, as well as AutoNation, which was included in the 1997 Peer Group. Each of Group 1, Lithia and Sonic conducted its initial public offering after the Company’s initial public offering on October 23, 1996. They were not included in the 1997 Peer Group because we believed that their common stock had not been traded publicly for enough time to provide a useful comparison. In addition, the 1998 Peer Group excludes Ugly Duckling which was included in the 1997 Peer Group, because Ugly Duckling operates primarily in the retail used-car market, while we and the entities included in the 1998 Peer Group operate in both the retail used-car market and the retail new-car market. As a result, we do not believe that Ugly Duckling provides the meaningful comparison in the 1998 Peer Group that it provided as part of the 1997 Peer Group, given our ability to include Group 1, Lithia, and Sonic in the 1998 Peer Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on our review of the copies of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% owners were complied with during 2001, except that Eustace W. Mita filed one Form 4, reporting one transaction, late and Penske Corporation filed one Form 4, reporting one transaction, late.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2003

      Any proposals intended to be presented to stockholders at our 2003 Annual Meeting of Stockholders must be received by us at our principal executive offices at 13400 Outer Drive West, Detroit, Michigan 48239 for inclusion in the proxy statement by December 31, 2002. These proposals must also meet other requirements of the rules of the Commission relating to stockholders’ proposals.

OTHER BUSINESS

      We do not anticipate that there will be presented to the Annual Meeting any business other than the election of directors and ratification of selection of Deloitte & Touche LLP as independent auditors, and the Board of Directors was not aware of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment. Stockholders who intend to present an item of business at the Annual Meeting of Stockholders in 2003 (other than a proposal submitted for inclusion in our proxy statement) must provide us notice of the business no later than February 15, 2003.

      Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

      It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

By Order of the Board of Directors

Robert H. Kurnick, Jr.

Dated: April 15, 2002

      We will provide without charge to each or our stockholders, on the written request of such stockholder, a copy of our Form 10-K, including the financial statements and financial statement schedules, for the year ended December 31, 2001. Copies of the Form 10-K can be obtained from United Auto Group, Inc., Investor Relations, 13400 Outer Drive West, Detroit, Michigan 48239 (313/592-7311).

FOLD AND DETACH HERE

PROXY SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF
UNITED AUTO GROUP, INC.

The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Samuel X. DiFeo and Robert H. Kurnick, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock, par value $0.0001 per share, of United Auto Group, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Tuesday, May 21, 2002 at 9:00 a.m., local time, at United Auto Group, Inc., One Harmon Plaza, 9th Floor, Secaucus, New Jersey, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE RATIFICATION OF ACCOUNTANTS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS OF THE COMPANY AND ARE NOT RELATED TO OR CONDITIONED ON EACH OTHER.

        CONTINUED AND TO BE SIGNED ON REVERSE SIDE

UNITED AUTO GROUP, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

FOLD AND DETACH HERE

	Please mark votes as in this example
1.	Election of Directors Class III directors to serve until 2005: James A. Hislop, Lucio A. Noto, Roger S. Penske, Richard J. Peters Class II directors to serve until 2004: H. Brian Thompson and Laurence Vaughan	2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2002.
	For, except vote withheld from the above nominee(s):	3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
			Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.
			PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE (Continued on reverse side).

Signature:	Date:	Signature:	Date: